Exhibit 99.1

FOR RELEASE, Tuesday, September 25, 2018	For Further Information:
1:10 p.m. Pacific Time	Jill Peters, Investor Relations Contact
(310) 893-7456 or jpeters@kbhome.com
Susan Martin, Media Contact
(310) 231-4142 or smartin@kbhome.com
KB HOME REPORTS 2018 THIRD QUARTER RESULTS
Revenues Up 7% to $1.2 Billion;
Housing Gross Profit Margin Expands 180 Basis Points;
Earnings Per Diluted Share Increases 71% to $.87

LOS ANGELES (September 25, 2018) — KB Home (NYSE: KBH) today reported results for its third quarter ended August 31, 2018.
“We produced solid third quarter results, generating a 71% increase in our diluted earnings per share,” said Jeffrey Mezger, chairman, president and chief executive officer. “Our core homebuilding business continued to perform very well, as healthy demand in our served markets and effective execution on our distinctive customer-centric operating model drove revenue expansion, a 190-basis point improvement in operating margin, and a meaningful increase in net income.”
“Our strong earnings growth coupled with the substantial cash flows we have generated provides us with considerable flexibility to increase the scale of our business,” continued Mezger. “During the quarter, we significantly expanded our existing Jacksonville, Florida operations by acquiring approximately 2,100 owned and controlled lots from a regional homebuilder.  We also expanded our West Coast presence by entering the attractive Seattle, Washington market. The continued successful execution of our three-year Returns-Focused Growth Plan, which is centered around enhancing asset efficiency, reducing leverage and improving returns, enabled us to make these and other substantial investments in land and land development as well as pay off $300 million of debt, all using internally generated cash. We are pleased to report that we remain on track to achieve many of the 2019 financial targets under our plan a year earlier than projected.”
Three Months Ended August 31, 2018 (comparisons on a year-over-year basis)

•	Total revenues grew 7% to $1.23 billion.

•	Deliveries rose 8% to 2,988 homes.

•	Average selling price decreased slightly to $408,200.

•
Homebuilding operating income increased 38% to $105.6 million. Homebuilding operating income margin improved 190 basis points to 8.6%. Excluding inventory-related charges of $8.4 million in the quarter and $8.1 million in the year-earlier quarter, this metric improved to 9.3% from 7.4%.

◦	Housing gross profit margin expanded 180 basis points to 18.0%.

▪	Housing gross profit margin excluding inventory-related charges improved to 18.7% from 16.9%.

▪	Adjusted housing gross profit margin, a metric that excludes inventory-related charges and the amortization of previously capitalized interest, rose 140 basis points to 23.1%.

◦	Selling, general and administrative expenses as a percentage of housing revenues were 9.4%, improving 20 basis points to a new third-quarter record low.

•	Equity in income of unconsolidated joint ventures increased to $3.5 million from a loss of $.8 million, primarily due to a land sale gain recognized by an unconsolidated joint venture in Arizona.

•	Total pretax income increased 45% to $114.7 million.

•	The Company’s effective tax rate of approximately 24% decreased from approximately 37%, mainly due to the reduction in the federal corporate income tax rate under the Tax Cuts and Jobs Act (“TCJA”).

•	Net income rose 74% to $87.5 million, and earnings per share increased 71% to $.87 per diluted share.
Nine Months Ended August 31, 2018 (comparisons on a year-over-year basis)

•	Total revenues grew 8% to $3.20 billion.

•	Deliveries increased 5% to 7,928 homes.

•	Average selling price rose 3% to $400,800.

•	Homebuilding operating income increased 48% to $223.8 million.

•	Pretax income rose 57% to $239.0 million.

•
The Company’s income tax expense of $165.5 million and effective tax rate of approximately 69% primarily reflected a non-cash charge of $111.2 million recorded in the 2018 first quarter for the impact of the TCJA.

◦	Excluding this charge, the Company’s adjusted income tax expense and adjusted effective tax rate were $54.3 million and approximately 23%, respectively.

◦	In the nine months ended August 31, 2017, the Company’s income tax expense and effective tax rate were $56.4 million and approximately 37%, respectively.

•
Net income totaled $73.5 million, or $.75 per diluted share. Excluding the TCJA-related charge, the Company’s adjusted net income was $184.7 million, or $1.84 per diluted share, compared to $96.2 million, or $1.00 per diluted share.

Backlog and Net Orders (comparisons on a year-over-year basis)

•	Net orders for the third quarter increased 3% to 2,685. Net order value declined 5% to $1.02 billion.

◦	Company-wide, net orders per community averaged 4.1 per month, up 11% from 3.7 per month, reflecting increases in each of the Company’s four regions.

•	The cancellation rate as a percentage of gross orders was 26% for the third quarter, compared to 25%.

•	The number of homes in ending backlog increased slightly to 5,484, while ending backlog value decreased 4% to $2.04 billion.

◦	The decrease in backlog value was mainly due to a shift in geographic mix from the Company’s West Coast region, where the average community count for the quarter was 16% lower.

•	Ending community count declined 3% to 224. Average community count decreased 7% to 217.

Balance Sheet as of August 31, 2018 (comparisons to November 30, 2017)

•	The Company had total liquidity of $816.7 million, including cash and cash equivalents of $354.4 million.

◦	There were no cash borrowings outstanding under the Company’s unsecured revolving credit facility.

◦
Reflecting a $321.0 million increase in the Company’s investments in land and land development, operating activities used net cash of $49.5 million for the first nine months of 2018. For the corresponding period of 2017, operating activities provided net cash of $103.3 million.

•	Inventories increased by $425.5 million, or 13%, to $3.69 billion.

◦	Land acquisition and development rose 29% to $1.44 billion for the nine months ended August 31, 2018, compared to $1.12 billion for the corresponding period of 2017.

▪
Total investments for the quarter increased 44% from the year-earlier quarter to $600.9 million, including the Company’s expansion of its Jacksonville, Florida operations and its entry into the Seattle, Washington market.

◦	Lots owned or controlled grew 15% to 53,399, of which 75% were owned.

◦	The Company reduced its land held for future development or sale by $135.2 million to $240.0 million, or 7% of total inventories.

•
Notes payable decreased by $261.7 million to $2.06 billion, largely due to the Company’s repayment of the entire $300.0 million in aggregate principal amount of its 7 1/4% Senior Notes upon their June 15, 2018 maturity using internally generated cash.

◦
The ratio of debt to capital improved 410 basis points to 50.6%. The ratio of net debt to capital was essentially flat at 45.9% and remained within the Company’s 2019 target range under its Returns-Focused Growth Plan.

◦	On August 31, 2018, Fitch upgraded the Company’s credit rating to BB- with a stable outlook.

•
Stockholders’ equity increased by $89.6 million to $2.02 billion, with the Company’s earnings over the nine months ended August 31, 2018 more than offsetting the effect of the $111.2 million TCJA-related charge in the 2018 first quarter. Book value per share grew by $.68 to $22.81.

Earnings Conference Call
The conference call to discuss the Company’s third quarter 2018 earnings will be broadcast live TODAY at 2:00 p.m. Pacific Time, 5:00 p.m. Eastern Time. To listen, please go to the Investor Relations section of the Company’s website at www.kbhome.com.
About KB Home
KB Home (NYSE: KBH) is one of the largest homebuilders in the United States, with more than 600,000 homes delivered since our founding in 1957. We operate in 36 markets in eight states, primarily serving first-time and first move-up homebuyers, as well as active adults. We are differentiated in offering customers the ability to personalize what they value most in their home, from choosing their lot, floor plan, and exterior, to selecting design and décor choices in our KB Home Studios. In addition, our industry leadership in sustainability helps to lower the cost of homeownership for our buyers compared to a typical resale home. We take a broad approach to sustainability, encompassing energy efficiency, water conservation, healthier indoor environments, smart home capabilities and waste reduction. KB Home is the first national builder to have earned awards under all of the U.S. EPA’s homebuilder programs — ENERGY STAR®, WaterSense® and Indoor airPLUS®. We invite you to learn more about KB Home by visiting www.kbhome.com, calling 888-KB-HOMES, or connecting with us on Facebook.com/KBHome or Twitter.com/KBHome.
Forward-Looking and Cautionary Statements
Certain matters discussed in this press release, including any statements that are predictive in nature or concern future market and economic conditions, business and prospects, our future financial and operational performance, or our future actions and their expected results are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are based on current expectations and projections about future events and are not guarantees of future performance. We do not have a specific policy or intent of updating or revising forward-looking statements. Actual events and results may differ materially from those expressed or forecasted in forward-looking statements due to a number of factors. The most important risk factors that could cause our actual performance and future events and actions to differ materially from such forward-looking statements include, but are not limited to the following: general economic, employment and business conditions; population growth, household formations and demographic trends; conditions in the capital, credit and financial markets; our ability to access external financing sources and raise capital through the issuance of common stock, debt or other securities, and/or project financing, on favorable terms; the execution of any share repurchases pursuant to our board of directors’ authorization; material and trade costs and availability; changes in interest rates; our debt level, including our ratio of debt to capital, and our ability to adjust our debt level and maturity schedule; our compliance with the terms of our revolving credit facility; volatility in the market price of our common stock; weak or declining consumer confidence, either generally or specifically with respect to purchasing homes; competition from other sellers of new and resale homes; weather events, significant natural disasters and other climate and environmental factors; government actions, policies, programs and regulations directed at or affecting the housing market (including the TCJA, the Dodd-Frank Act, tax benefits associated with purchasing and owning a home, and the standards, fees and size limits applicable to the purchase or insuring of mortgage loans by government-sponsored enterprises and government agencies), the homebuilding industry, or construction activities; changes in existing tax laws or enacted corporate income tax rates, including those resulting from regulatory guidance and interpretations issued with respect to the TCJA; changes in U.S. trade policies, including the imposition of tariffs and duties on homebuilding materials and products, and related trade disputes with and retaliatory measures taken by other countries; the availability and cost of land in desirable areas; our warranty claims experience with respect to homes previously delivered and actual warranty costs incurred; costs and/or charges arising from regulatory compliance requirements or from legal, arbitral or regulatory proceedings, investigations, claims or settlements, including unfavorable outcomes in any such matters resulting in actual or potential monetary damage awards, penalties, fines or other direct or indirect payments, or injunctions, consent decrees or other voluntary or involuntary restrictions or adjustments to our business operations or practices that are beyond our current expectations and/or accruals; our ability to use/realize the net deferred tax assets we have generated; our ability to successfully implement our current and planned strategies and initiatives related to our product, geographic and market positioning, gaining share and scale in our served markets and in entering into new markets; our operational and investment concentration in markets in California; consumer interest in our new home communities and products, particularly from first-time homebuyers and higher-income consumers; our ability to generate orders and convert our backlog of orders to home deliveries and revenues, particularly in key markets in California; our ability to successfully implement our Returns-Focused Growth Plan and achieve the associated revenue, margin, profitability, cash flow, community reactivation, land sales, business growth, asset efficiency, return on invested capital, return on equity, net debt-to-capital ratio and other financial and operational targets and objectives; income tax expense volatility associated with stock-based compensation; the ability of our homebuyers to obtain residential mortgage loans and mortgage banking services; the performance of mortgage lenders to our homebuyers; the performance of KBHS Home Loans, LLC, our mortgage banking joint venture with Stearns Lending, LLC; information technology failures and data security breaches; and other events outside of our control. Please see our periodic reports and other filings with the Securities and Exchange Commission for a further discussion of these and other risks and uncertainties applicable to our business.

# # #
(Tables Follow)
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KB HOME
CONSOLIDATED STATEMENTS OF OPERATIONS
For the Three Months and Nine Months Ended August 31, 2018 and 2017
(In Thousands, Except Per Share Amounts - Unaudited)

	Three Months Ended August 31,		Nine Months Ended August 31,
	2018	2017	2018	2017
Total revenues	$1,225,347	$1,144,001	$3,198,393	$2,965,391
Homebuilding:
Revenues	$1,221,875	$1,140,787	$3,189,753	$2,957,105
Costs and expenses	(1,116,262)	(1,064,096)	(2,965,939)	(2,805,578)
Operating income	105,613	76,691	223,814	151,527
Interest income	458	347	2,739	747
Interest expense	—	—	—	(6,307)
Equity in income (loss) of unconsolidated joint ventures	3,493	(814)	2,326	(679)
Homebuilding pretax income	109,564	76,224	228,879	145,288
Financial services:
Revenues	3,472	3,214	8,640	8,286
Expenses	(945)	(890)	(2,855)	(2,525)
Equity in income of unconsolidated joint ventures	2,585	660	4,365	1,600
Financial services pretax income	5,112	2,984	10,150	7,361
Total pretax income	114,676	79,208	239,029	152,649
Income tax expense	(27,200)	(29,000)	(165,500)	(56,400)
Net income	$87,476	$50,208	$73,529	$96,249
Earnings per share:
Basic	$.99	$.58	$.83	$1.12
Diluted	$.87	$.51	$.75	$1.00
Weighted average shares outstanding:
Basic	87,951	85,974	87,565	85,517
Diluted	101,072	98,912	101,213	97,624

KB HOME
CONSOLIDATED BALANCE SHEETS
(In Thousands - Unaudited)

	August 31, 2018	November 30, 2017
Assets
Homebuilding:
Cash and cash equivalents	$354,361	$720,630
Receivables	279,608	244,213
Inventories	3,688,855	3,263,386
Investments in unconsolidated joint ventures	62,436	64,794
Deferred tax assets, net	468,969	633,637
Other assets	108,919	102,498
	4,963,148	5,029,158
Financial services	11,541	12,357
Total assets	$4,974,689	$5,041,515

Liabilities and stockholders’ equity
Homebuilding:
Accounts payable	$259,947	$213,463
Accrued expenses and other liabilities	634,466	575,930
Notes payable	2,063,127	2,324,845
	2,957,540	3,114,238
Financial services	1,200	966
Stockholders’ equity	2,015,949	1,926,311
Total liabilities and stockholders’ equity	$4,974,689	$5,041,515

KB HOME
SUPPLEMENTAL INFORMATION
For the Three Months and Nine Months Ended August 31, 2018 and 2017
(In Thousands, Except Average Selling Price - Unaudited)

	Three Months Ended August 31,		Nine Months Ended August 31,
	2018	2017	2018	2017
Homebuilding revenues:
Housing	$1,219,620	$1,137,406	$3,177,928	$2,944,013
Land	2,255	3,381	11,825	13,092
Total	$1,221,875	$1,140,787	$3,189,753	$2,957,105

Homebuilding costs and expenses:
Construction and land costs
Housing	$999,499	$953,413	$2,631,634	$2,488,577
Land	2,010	1,588	10,597	11,100
Subtotal	1,001,509	955,001	2,642,231	2,499,677
Selling, general and administrative expenses	114,753	109,095	323,708	305,901
Total	$1,116,262	$1,064,096	$2,965,939	$2,805,578

Interest expense:
Interest incurred	$35,228	$43,434	$115,096	$131,172
Loss on early extinguishment of debt	—	—	—	5,685
Interest capitalized	(35,228)	(43,434)	(115,096)	(130,550)
Total	$—	$—	$—	$6,307

Other information:
Depreciation and amortization	$2,183	$2,343	$6,559	$7,157
Amortization of previously capitalized interest	53,288	55,204	148,071	145,059

Average selling price:
West Coast	$693,200	$682,500	$675,200	$639,600
Southwest	308,300	291,400	306,800	290,000
Central	301,000	280,800	300,400	282,100
Southeast	283,300	277,300	280,800	284,500
Total	$408,200	$411,400	$400,800	$389,000

KB HOME SUPPLEMENTAL INFORMATION For the Three Months and Nine Months Ended August 31, 2018 and 2017 (Dollars in Thousands - Unaudited)

	Three Months Ended August 31,		Nine Months Ended August 31,
	2018	2017	2018	2017
Homes delivered:
West Coast	825	890	2,155	2,226
Southwest	636	454	1,724	1,297
Central	1,082	1,032	2,911	2,898
Southeast	445	389	1,138	1,148
Total	2,988	2,765	7,928	7,569

Net orders:
West Coast	724	853	2,500	2,744
Southwest	505	549	1,715	1,634
Central	986	859	3,329	3,094
Southeast	470	347	1,457	1,132
Total	2,685	2,608	9,001	8,604

Net order value:
West Coast	$424,956	$547,049	$1,620,241	$1,835,910
Southwest	167,247	168,300	544,448	484,833
Central	280,088	256,502	960,688	899,392
Southeast	145,787	100,081	427,763	320,731
Total	$1,018,078	$1,071,932	$3,553,140	$3,540,866

	August 31, 2018		August 31, 2017
	Homes	Value	Homes	Value
Backlog data:
West Coast	1,227	$771,264	1,431	$938,902
Southwest	1,079	343,093	1,141	336,523
Central	2,200	627,916	2,175	641,101
Southeast	978	293,070	708	199,416
Total	5,484	$2,035,343	5,455	$2,115,942

KB HOME
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(In Thousands, Except Percentages and Per Share Amounts - Unaudited)

This press release contains, and Company management’s discussion of the results presented in this press release may include, information about the Company’s adjusted housing gross profit margin, adjusted income tax expense, adjusted net income, adjusted diluted earnings per share, adjusted effective tax rate and ratio of net debt to capital, none of which are calculated in accordance with generally accepted accounting principles (“GAAP”). The Company believes these non-GAAP financial measures are relevant and useful to investors in understanding its operations and the leverage employed in its operations, and may be helpful in comparing the Company with other companies in the homebuilding industry to the extent they provide similar information. However, because they are not calculated in accordance with GAAP, these non-GAAP financial measures may not be completely comparable to other companies in the homebuilding industry and, thus, should not be considered in isolation or as an alternative to operating performance and/or financial measures prescribed by GAAP. Rather, these non-GAAP financial measures should be used to supplement their respective most directly comparable GAAP financial measures in order to provide a greater understanding of the factors and trends affecting the Company’s operations.
Adjusted Housing Gross Profit Margin
The following table reconciles the Company’s housing gross profit margin calculated in accordance with GAAP to the non-GAAP financial measure of the Company’s adjusted housing gross profit margin:

	Three Months Ended August 31,		Nine Months Ended August 31,
	2018	2017	2018	2017
Housing revenues	$1,219,620	$1,137,406	$3,177,928	$2,944,013
Housing construction and land costs	(999,499)	(953,413)	(2,631,634)	(2,488,577)
Housing gross profits	220,121	183,993	546,294	455,436
Add: Inventory-related charges (a)	8,414	8,113	19,925	18,122
Housing gross profits excluding inventory-related charges	228,535	192,106	566,219	473,558
Add: Amortization of previously capitalized interest (b)	53,016	55,036	143,733	143,254
Adjusted housing gross profits	$281,551	$247,142	$709,952	$616,812
Housing gross profit margin	18.0%	16.2%	17.2%	15.5%
Housing gross profit margin excluding inventory-related charges	18.7%	16.9%	17.8%	16.1%
Adjusted housing gross profit margin	23.1%	21.7%	22.3%	21.0%

(a)	Represents inventory impairment and land option contract abandonment charges associated with housing operations.

(b)	Represents the amortization of previously capitalized interest associated with housing operations.
Adjusted housing gross profit margin is a non-GAAP financial measure, which the Company calculates by dividing housing revenues less housing construction and land costs excluding (1) housing inventory impairment and land option contract abandonment charges (as applicable) recorded during a given period and (2) amortization of previously capitalized interest associated with housing operations, by housing revenues. The most directly comparable GAAP financial measure is housing gross profit margin. The Company believes adjusted housing gross profit margin is a relevant and useful financial measure to investors in evaluating the Company’s performance as it measures the gross profits the Company generated specifically on the homes delivered during a given period. This non-GAAP financial measure isolates the impact that housing inventory impairment and land option contract abandonment charges, and the amortization of previously capitalized interest associated with housing operations, have on housing gross profit margins, and allows investors to make comparisons with the Company’s competitors that adjust housing gross profit margins in a similar manner. The Company also believes investors will find adjusted housing gross profit margin relevant and useful

KB HOME
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(In Thousands, Except Percentages and Per Share Amounts - Unaudited)

because it represents a profitability measure that may be compared to a prior period without regard to variability of housing inventory impairment and land option contract abandonment charges, and amortization of previously capitalized interest associated with housing operations. This financial measure assists management in making strategic decisions regarding community location and product mix, product pricing and construction pace.
Adjusted Income Tax Expense, Adjusted Net Income, Adjusted Diluted Earnings Per Share and Adjusted Effective Tax Rate
The following table reconciles the Company’s income tax expense, net income, diluted earnings per share and effective tax rate for the nine months ended August 31, 2018 calculated in accordance with GAAP to the non-GAAP financial measures of adjusted income tax expense, adjusted net income, adjusted diluted earnings per share and adjusted effective tax rate, respectively:

	Nine Months Ended August 31,
	2018			2017
	As Reported	TCJA Adjustment	As Adjusted	As Reported
Total pretax income	$239,029	$—	$239,029	$152,649
Income tax expense (a)	(165,500)	111,200	(54,300)	(56,400)
Net income	$73,529	$111,200	$184,729	$96,249
Diluted earnings per share	$.75		$1.84	$1.00
Weighted average shares outstanding — diluted	101,213		101,213	97,624
Effective tax rate (a)	69%		23%	37%

(a)
For the nine months ended August 31, 2018, income tax expense and adjusted income tax expense, as well as the related effective tax rate and adjusted effective tax rate, include the favorable impacts of the reduction in the federal corporate income tax rate from 35% to 21%, effective January 1, 2018, $7.2 million of federal energy tax credits the Company earned from building energy efficient homes, and $3.0 million of excess tax benefits from stock-based compensation as a result of the Company’s adoption of Accounting Standards Update No. 2016-09, “Compensation — Stock Compensation (Topic 718): Improvements to Employee Share-Based Payment Accounting,” effective December 1, 2017. For the nine months ended August 31, 2017, income tax expense and the effective tax rate included the favorable impact of $3.8 million of federal energy tax credits.

The Company’s adjusted income tax expense, adjusted net income, adjusted diluted earnings per share and adjusted effective tax rate are non-GAAP financial measures, which the Company calculates by excluding a non-cash charge of $111.2 million recorded in the 2018 first quarter from its reported income tax expense, net income, diluted earnings per share and effective tax rate, respectively. This charge was primarily due to the Company’s previously announced accounting re-measurement of its deferred tax assets based on the above-noted reduction in the federal corporate income tax rate under the TCJA. The most directly comparable GAAP financial measures are the Company’s income tax expense, net income, diluted earnings per share and effective tax rate. The Company believes that these non-GAAP measures are meaningful to investors as they allow for an evaluation of the Company’s operating results without the impact of the TCJA-related charge.

KB HOME
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(In Thousands, Except Percentages and Per Share Amounts - Unaudited)

Ratio of Net Debt to Capital
The following table reconciles the Company’s ratio of debt to capital calculated in accordance with GAAP to the non-GAAP financial measure of the Company’s ratio of net debt to capital:

	August 31, 2018	November 30, 2017
Notes payable	$2,063,127	$2,324,845
Stockholders’ equity	2,015,949	1,926,311
Total capital	$4,079,076	$4,251,156
Ratio of debt to capital	50.6%	54.7%

Notes payable	$2,063,127	$2,324,845
Less: Cash and cash equivalents	(354,361)	(720,630)
Net debt	1,708,766	1,604,215
Stockholders’ equity	2,015,949	1,926,311
Total capital	$3,724,715	$3,530,526
Ratio of net debt to capital	45.9%	45.4%
The ratio of net debt to capital is a non-GAAP financial measure, which the Company calculates by dividing notes payable, net of homebuilding cash and cash equivalents, by capital (notes payable, net of homebuilding cash and cash equivalents, plus stockholders’ equity). The most directly comparable GAAP financial measure is the ratio of debt to capital. The Company believes the ratio of net debt to capital is a relevant and useful financial measure to investors in understanding the leverage employed in the Company’s operations.